Exhibit 10.6

GRAF GLOBAL CORP.

1790 Hughes Landing Blvd., Suite 400

The Woodlands, Texas 77380

June 25, 2024

Graf Global Sponsor LLC

1790 Hughes Landing Blvd., Suite 400

The Woodlands, Texas 77380

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between Graf Global Corp. (the “Company”), Graf Global Sponsor LLC (the “Sponsor”) and G-SPAC Management LLC, an affiliate of the Sponsor (“G-SPAC”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the NYSE American LLC (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1. The Sponsor shall make available, or cause G-SPAC or another one of its affiliates or designees to make available, to the Company, at 1790 Hughes Landing Blvd., Suite 400, The Woodlands, Texas 77380 (or any successor location), office space, utilities and secretarial and administrative support services as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Sponsor (and/or G-SPAC or another one of its affiliates or designees) $20,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

2. G-SPAC and the Sponsor each hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York for agreements made and to be wholly performed within such state, without regards to the conflicts of laws principles thereof.

[Signature Page Follows]

Very truly yours,

GRAF GLOBAL CORP.

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Chief Executive Officer, Chief Financial Officer and Director

AGREED AND ACCEPTED BY:

G-SPAC MANAGEMENT LLC

/s/ James A. Graf
Name: James A. Graf
Title: Managing Member

GRAF GLOBAL SPONSOR LLC

By:	/s/ James A. Graf
Name: James A. Graf
Title: Managing Member

[Signature Page to Administrative Services Agreement]